UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 27, 2010 (April 23, 2010)

Commission file number: 0-22773

NETSOL TECHNOLOGIES, INC.
(Exact name of small business issuer as specified in its charter)

NEVADA	95-4627685
(State or other Jurisdiction of	(I.R.S. Employer NO.)
Incorporation or Organization)

23901 Calabasas Road, Suite 2072, Calabasas, CA 91302
(Address of principal executive offices) (Zip Code)

(818) 222-9195 / (818) 222-9197
(Issuer's telephone/facsimile numbers, including area code)

Item 5.07  Submission of Matters to a Vote of Security Holders.

As previously reported, on April 12, 2010, NetSol Technologies, Inc. (the "Company") convened its annual meeting of shareholders.

The following persons were elected directors of the Company to hold office until the next Annual General Meeting of the Shareholders.  A total of 28,430,492 shares were cast.  The following sets forth the tabulation of the shares voted for each director:

Director	For	Withhold	Broker Non-Votes	% of Total Voted
Najeeb Ghauri	18,382,750	718,483	9,329,259	64.65%
Naeem Ghauri	18,413,010	688,223	9,329,259	64.76%
Salim Ghauri	18,415,832	685,401	9,329,259	64.77%
Shahid Burki	18,408,802	692,431	9,329,259	64.75%
Eugen Beckert	18,416,222	685,011	9,329,259	64.77%
Mark Caton	18,402,131	699,102	9,329,259	64.72%
Alexander Shakow	18,414,071	687,162	9,329,259	64.76%

2.  Ratification of Appointment of Auditors

Kabani & Company Inc. was appointed as Auditors for the Company for the fiscal year ended June 30, 2010.  The following sets forth the tabulation of the shares voting for this matter.

Total Shares Voted	For	Against	Abstain	Broker Non-Votes	Percent
28,430,492	28,065,151	274,083	91,258	0	98.71%

The annual meeting of shareholders was adjourned and reconvened on April 23, 2010 to meet on the final proposal before the shareholders.

3.  Approval of Issuance of Shares of Common Stock and Shares of Common Stock underlying warrants.

The shareholders approved the issuance of shares of common stock and shares of common stock underlying warrants from a 2007 private placement.  The following sets forth the tabulation of the shares voting in connection with this proposal:

Total Shares Voted	For	Against	Abstain	Broker Non-Votes	Percent
28,988,181*	14,835,496	5,485,685	47,947	8,619,053	51.17%

*total shares voted differs from the April 12, 2010 as polls were left open for this proposal until the adjourned meeting on April 23, 2010.

SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

NETSOL TECHNOLOGIES, INC.

Date: April 27, 2010	/s/ Najeeb Ghauri
NAJEEB GHAURI
Chief Executive Officer

Date: April 27, 2010	/s/ Boo Ali Siddiqui
BOO ALI SIDDIQUI
Chief Financial Officer